Exhibit 23.2

[On KPMG Letterhead]

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors of

Capital Title Group, Inc.

We consent to the use of our report dated February 16, 2004, with respect to the consolidated balance sheets of Capital Title Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets which changed the Company’s method of accounting for goodwill and other intangible assets effective January 1, 2002.

KPMG LLP

Phoenix, Arizona

May 20, 2004

[GRAPHIC]

KPMG LLP
One Mellon Center	Telephone 412 391 9710
Pittsburgh, PA 15219_	Fax 412 391 8963_

Independent Auditors’ Consent

The Board of Directors

Nationwide Appraisal Services Corporation

We consent to the use of our report incorporated by reference in the registration statement on Form S-3 of Capital Title Group, Inc. of our report dated February 27, 2004 with respect to the balance sheet of Nationwide Appraisal Services Corporation as of December 31, 2003 and the related statements of operations and retained earnings and cash flows for the year then ended, which report appears in the Form 8-K of Capital Title Group, Inc. dated May 5, 2004 and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Pittsburgh, Pennsylvania

May 20, 2004

[GRAPHIC]	KPMG LLP, a U.S. limited liability partnership, is the U.S. memebr firm of the KPMG International, a Swiss cooperative.